Exhibit 2.4

AMENDMENT NO. 1 TO THE

TENDER OFFER AGREEMENT

BETWEEN

TXCELL S.A.

AND

SANGAMO THERAPEUTICS, INC.

Dated as of October 1st, 2018

TABLE OF CONTENTS

		Page
1.	DEFINITIONS AND INTERPRETATION	1

2.	AMENDMENT OF ARTICLE 5(B)	3

3	AMENDMENT OF ARTICLE 5(C) “ADDITIONAL REPRESENTATIONS AND WARRANTIES” OF THE AGREEMENT	4

4.	INSERTION OF A NEW PARAGRAPH (D) TO ARTICLE 5	11

5.	MISCELLANEOUS	14

-i-

TxCell Sangamo Amendment to the TOA

THIS AMENDMENT TO THE TENDER OFFER AGREEMENT (the “Amendment”) is made on October 1st, 2018,

AMONG:

1.

TxCell, a French société anonyme, which registered office is located at Allée de la Nertière, Sophia Antipolis, Les Cardoulines, 06560 Valbonne, France, registered with the registry of commerce and companies under number 435 361 209 R.C.S. Grasse, represented by Mr. Stéphane Boissel, duly authorized for the purpose hereof, hereinafter, the “Company”

AND:

2.

Sangamo Therapeutics, Inc. a company incorporated in the State of Delaware, whose head office is located at 501 Canal Blvd, Richmond, CA 94804, represented by Mr. Sandy Macrae, duly authorized for the purpose hereof, hereinafter, together with any of its Affiliates to whom this Agreement may be assigned, the “Purchaser”

The Company and the Purchaser are individually referred to as a “Party” and collectively referred to as the “Parties”.

PREAMBLE

A.

On July 20, 2018, the Parties entered into a tender offer agreement (the “Agreement”) pursuant to which the Purchaser undertook, under the terms and conditions of the Agreement and subject to completion of the Block Transaction, to acquire for cash, by way of a tender offer, all the Company Shares (other than Treasury Shares and the Company Shares already owned by the Purchaser or its Affiliates and in particular the Block Shares) on the terms and subject to the conditions set forth in the Agreement.

B.

Pursuant to Article 5(c) of the Agreement, the Parties undertook to enter into an amendment to the Agreement pursuant to which the Company will grant additional representations and warranties to Purchaser, it being agreed however that the liability of the Company under those additional representations and warranties shall be capped to EUR 100,000.

C.	In furtherance of the foregoing, the Purchaser and the Company have therefore agreed to enter into this Amendment.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless otherwise defined in the Amendment, capitalised terms and expressions used in the Amendment shall have the meanings ascribed to them in the Agreement.

The Parties hereby agree to add the definitions below to Article 1.1 of the Agreement.

TxCell Sangamo Amendment to the TOA

“Accounting Principles”	mean the accounting policies, principles, practices, evaluation rules, categorizations, procedures, methods and bases (including the exercise of accounting judgment when necessary) consistently applied by the Company over the last three (3) fiscal years in the preparation of its annual financial statements, to the extent the same are in compliance with applicable IFRS, and (ii) to the extent inconsistent with applicable IFRS, then the IFRS applicable at December 31, 2017.

“Additional Representations and Warranties”	mean the additional representations and warranties granted by the Company as set forth in Article 5(c).

“Agreement”	has the meaning set forth in the Preamble.

“Data Room”	means the electronic data room to which the Purchaser had access from June 15, 2018 to June 28, 2018 (both dates inclusive).

“Governmental Authorization”	mean any approval, consent, permit, ruling, waiver, exemption, concession or other authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any law.

“IRFS”	means International Financial Reporting Standards, International Accounting Standards and interpretations of those standards issued by the International Accounting Standards Board and the International Financial Reporting Standards Interpretations Committee and their predecessor bodies as adopted by the European Commission.

“Losses”	mean any claims, liabilities, damages (dommages-et-intérêts), losses (préjudices), costs, penalties and expenses, including any reasonable legal and other professional fees.

“Machinery and Equipment”	mean items of machinery, equipment and other tangible personal property (installations techniques, matériel et outillage industriels et autres immobilisations corporelles).

“Material Adverse Change”	mean any event, fact, matter, change or occurrence, which, individually or in the aggregate with any other such event, fact, matter, change or occurrence, is or may reasonably be expected to be materially adverse to the business, results, profits, financial condition, assets, properties, liabilities, operations or prospects of the Company. Notwithstanding the foregoing, no result, occurrence, fact, change, event or effect shall be taken into account in determining whether a Material Adverse Change has occurred to the extent resulting from changes affecting generally the industries or markets in which the Company operates (except to the extent adversely affecting the Company or its business in a disproportionate manner relative to other Persons operating in the industries or markets in which the Company operates).

TxCell Sangamo Amendment to the TOA

“Tax”	mean any tax, levy, tariff, duty, impost, assessment, deficiency, fee or other governmental charge of any kind, whether payable directly or by withholding, including any income, value added, registration, tax credit, franchise, stamp, capital, property, sales, customs, professional, payroll, employment, social security or gains tax or charge (including any health, social charges, unemployment, housing, family allowances, pension or retirement contributions or similar payroll-related charges, taxes or assessments), together with any interest, penalties or additions to tax with respect thereto, imposed by any Governmental Entity or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, tariff, duly, assessment, deficiency, fee or other governmental charge.

“Tax Return”	mean any return, declaration, report, estimate, form, schedule, information statement, notice or other documentation (including any additional or supporting material) filed or maintained, submitted or required to be filed, submitted or maintained, in connection with the calculation, determination, assessment, collection or payment of any Tax, including any amendments thereto.

“Third Party Rights”	mean any mortgage, security interest, easement, community property interest, lien, surety, pledge, option, restriction, preferential right, “usufruit” or other real or personal right (droit réel ou personnel) or any other third party right whatsoever encumbering any asset or restricting any attribute of ownership of, as well as any option (or other commitment to sell), right of first refusal, pre-emption right, restriction on voting or receipt of income.

“W&I Insurance”	means the purchase side warranty and indemnity insurance policy to be subscribed by the Purchaser in the context of the transactions contemplated in this Agreement.

“W&I Insurer”	means the insurer(s) under the W&I Insurance.

Except to the extent expressly provided otherwise herein, the provisions in this Amendment are without prejudice to the rights and remedies of the Parties under the Agreement.

2.	AMENDMENT OF ARTICLE 5 (B)

The Parties hereby agree to replace the first sentence of paragraph (b) of Article 5 as follows in order to reiterate the representations and warranties set forth under Article 5(b) as at the date of the completion of the Block Transaction:

“(b)    The Company represents and warrants, as at the date hereof and as at the date of completion of the Block Transaction, as follows:”

TxCell Sangamo Amendment to the TOA

3.	AMENDMENT OF ARTICLE 5 (C) “ADDITIONAL REPRESENTATIONS AND WARRANTIES” OF THE AGREEMENT

In accordance with the Agreement, the Parties hereby agree to replace paragraph (c) of Article 5 “REPRESENTATIONS AND WARRANTIES” as follows and attach to the Agreement the schedules attached hereto:

“(c) Additional representations and warranties

In addition to paragraph (b) above, the Company represents and warrants to the Purchaser, as at the date hereof and as at the date of completion of the Block Transaction, as follows:

(i)	Financial Statements

The 2017 Registration Document (Document de Référence 2017) of the Company sets forth true, accurate and complete copies of the balance sheet (bilan) of the Company, together with the related statement of profit and loss (compte de résultat) and the notes (annexes) for the fiscal year ended on 31 December 2017, audited by its statutory auditors, accompanied by the report thereon of the Company’s statutory auditors (such audited financial statements being referred to as the “Financial Statements”). The Financial Statements (i) were prepared in accordance with the Accounting Principles, applied on a basis consistent with, and following the procedures, policies and methods employed in preparing the audited financial statements of the Company for the fiscal year ended on 31 December 2016; (ii) are complete and correct and give a true and fair view of the assets and liabilities and financial position, as well as the results of operations (sont réguliers et sincères et donnent une image fidèle du patrimoine, de la situation financière, ainsi que du résultat) of the Company as of such date and for the period then ended.

The Company has not given any guarantee (including any “garanties”, “avals”, “cautions” or “lettres de confort”) for any third party obligations or has no off-balance sheet items (engagements hors bilan) or other liabilities which are not fully reflected or provisioned in the Financial Statements. More generally, the Company has no liability of any type whatsoever which is not expressly disclosed, reflected or set forth in the Financial Statements.

(ii)	Absence of Certain Changes and Events

Since January 1st 2018 (included), the Company has conducted its operations in the ordinary course of business, and has used its best efforts to preserve its existing businesses and relationships with employees, suppliers and others having business dealings with it.

Since January 1st 2018 (included), with respect to the Company there has not been any Material Adverse Change, and, to the knowledge of the Company (including what could reasonably be expected to be known by Stephane Boissel, Raphael Flipo and/or François Meyer), no change, effect, event or occurrence exists or has occurred that will, or that could reasonably be expected to, result in a Material Adverse Change and there has not been any Restricted Payment, except as set forth in Schedule 5(b)(vi).

(iii)	Tax matters

The Company has complied in all material respects with all laws relating to the determination, payment and collection of Taxes in each jurisdiction where it conducts business or exercises any other activity, and all Tax Returns required by applicable law to have been filed by or on behalf of the Company with any Governmental Entity have been filed in a timely manner, and each such Tax Return (including any Tax credit return) are true and complete and correctly reflected the Tax liabilities and all other information required to be reported thereon. The Company meets its obligations in terms of establishing and keeping records for the time period prescribed by Tax law in its jurisdiction.

All Taxes which were due under the Tax Returns referred to above (whether or not shown to be due on any such Tax Returns) have been duly and timely paid, deducted or withheld, by the

TxCell Sangamo Amendment to the TOA

Company, or adequate provisions have been created and accounted for in the Financial Statements. All Taxes which were not yet due and payable but which related to periods ending on or before December 31, 2017 have been fully and adequately accounted and provided for in the Financial Statements. All Taxes which were due and payable prior to the date of completion of the Block Transaction have been fully and timely paid.

There are no encumbrances for Taxes upon the assets of the Company, other than encumbrances created solely by operation of law.

Subject to the following, the transactions contemplated herein (and in particular the Block Transaction and the Offer) will not result in the modification or loss of any favorable Tax regime applicable to the Company before the date of completion of the Block Transaction. In particular, the change of control resulting from the Block Transaction will not, by itself, trigger the forfeiture of the tax losses of the Company. The change of control resulting from the Block Transaction will not, by itself, modify the amounts of the research tax credits, it being noted that the timing of repayment of such credits may however be modified by such change of control. The Company does not benefit from any favorable Tax treatment, resulting from a specific request before the tax authorities, that depend on undertakings of the Company which will continue to bind the Company after the date of completion of the Block Transaction.

All services agreement and other transactions entered into by the Company have been made or entered into at arm’s length conditions. The Company is in possession of all supporting documents necessary to prove the arm’s length nature of these transactions.

During the last 5 years, the Company has not been served with any written notice of assessment or other written notices concerning the payment of Taxes which has not been duly paid as at the date hereof, and there are no audits, examinations, investigations, claims, disputes or other proceedings pending or threatened in writing with respect to any Taxes or Tax Returns of the Company (including concerning any tax credit (and in particular the crédit d’impôt recherches)).

The Company is and has always been resident for tax purposes solely in France, and it does not have permanent establishments in other jurisdictions.

All payments due in respect of employees’ income tax, contributions to social security and any pensions have been properly deducted by the Company and (together with any employer’s contribution) have been fully and correctly paid to the appropriate Governmental Entity. In addition, the incentive plans (including any and all warrants, stock options and free shares granted to employees and/or managers of the Company) have been implemented and issued in accordance with applicable laws.

(iv)	Subsidies.

Except as set forth in Schedule 5(c)(iv)-I, the Company does not benefit from or is not a party to, or has never benefited from or never been a party to, any subsidy (subvention), aid, tax holiday, grant program, loan at a preferential rate or on preferential terms, special contract or lease or similar benefit made available (including by way of guaranty or other assurance) by a Governmental Entity (each, a “Subsidy”). The Company has not breached any representation, condition or undertaking made, stipulated or given by it to obtain or to maintain any Subsidy. Except as set forth in Schedule 5(c)(iv)-II, neither the entering into of this Agreement, nor the consummation of the transactions contemplated hereby, does or will, directly or indirectly (with or without notice or lapse of time, or both) contravene, conflict with or result in the violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, terminate, withdraw, suspend, cancel or modify, any Subsidy, or require any repayment of, any reapplication for or reissuance of, or any posting of additional security for the maintenance of, any Subsidy.

TxCell Sangamo Amendment to the TOA

(v)	Real Property

The Company does not own any real property.

The Company is party as tenant to only one commercial lease agreement dated December 22, 2015 – a full and updated copy of which has been disclosed to the Purchaser in the Data Room. All rents and other amounts due by the Company pursuant to the terms of such lease have been fully paid when due, and the Company is not in breach of such lease (and no event has occurred which, with or without notice or lapse of time, or both, may constitute such a breach), and the Company has not received any notice or communication from the landlord or any other Person of any violation of or failure to comply with any term or requirement of such lease.

All real properties leased or used by the Company in the conduct of its business, and all operations thereon or therein conducted, have at all times conformed in all material respects to all applicable laws, including those relating to urban planning, hygiene and security, and to the terms and provisions of all contracts, except for any possible nonconforming use or violation which does not and will not (individually or in the aggregate) adversely interfere with the present use, operation or maintenance of such real properties by the Company as the same are used, operated or maintained as at the date hereof. All buildings, structures, improvements and fixtures leased or used by the Company are in good operating condition and repair and adequate and suitable for the purposes for which they are presently being used, and the Company has not received any notice or other communication from any Governmental Entity or other Person regarding any “mise en conformité” or other material alterations, repairs or modifications required to be made to any such buildings, structures, improvements or fixtures. None of the real property leased or used by the Company is located in an area with specific unusual risks, including risks of flooding or land slides.

None of the real properties leased or used by the Company is subject to: (i) any lease, sublease, license, easement, right of way or other agreement granting to any Person any right to the use or occupancy of such property or any portion thereof; or (ii) any government decree or order or other judgment requiring its sale or any pending or threatened expropriation, or similar proceeding.

The Company has no liability or obligation in respect of any real property formerly owned, leased or used by it.

(vi)	Tangible Personal Property

The Company owns outright and has good title, free and clear of all Third Party Rights, to all items of Machinery and Equipment owned by it.

The Company holds good and transferable right to use all items of Machinery and Equipment used by it other than those owned by it, in each case under valid and enforceable leases. All rents and other amounts due by the Company pursuant to the terms of such leases have been fully paid when due, and the Company is not in breach of or default (and no event has occurred which, with or without notice or lapse of time, or both, may constitute such a lapse or default) under any such leases. Except for leases entered into with Natiocredimurs, no consent to the consummation of the transactions contemplated by this Agreement is required from any Party to any such lease. No such lease was entered into on terms which were materially more onerous than prevailing market conditions at the time that it was entered into.

TxCell Sangamo Amendment to the TOA

Each item of Machinery and Equipment owned or leased by the Company is in standard operating condition and repair, free of known material defects and is adequate and suitable for the purposes for which it is presently being used. Any such items of Machinery and Equipment in respect of which it is usual or prudent to have maintenance performed by specialists is covered by an appropriate maintenance agreement in full force and effect with a qualified specialist.

(vii)	Intellectual Property

Except as set forth in Schedule 5(c)(vii)(x), the Company has good, valid and marketable title to all of the Company’s owned Intellectual Property Rights free and clear of all Third Party Rights, and has a valid right to use all other Intellectual Property Rights that it uses. The Company is not obligated to make any royalty or other payments to any Person for the use of any of its 100% owned Intellectual Property Right (other than normal non material fees and charges due to patent and trademark agents and governmental authorities in order to register and maintain current registrations of such Intellectual Property Rights). Except as set forth in Schedule 5(c)(vii)(x), the Company has not developed jointly with any other Person any Intellectual Property Right with respect to which such other Person has any rights. All Intellectual Property Rights developed or invented by current or former employees of the Company and used by the Company were developed in the context of their employment by the Company and all such Intellectual Property Rights are the exclusive property of the Company, and, except as set forth in Schedule 5(c)(vii)(y), all exploitation rights (droits patrimoniaux) relating thereto are the property of the Company, free and clear of all rights (including rights of payment) of any such current or former employees. The Company has properly maintained all registrations for the registered Intellectual Property Rights owned by the Company, and has paid on a timely basis all fees and other charges required to be paid to the relevant Governmental Entities in connection with the filing and maintenance of such registrations.

None of the Intellectual Property Rights owned or used by the Company infringes or conflicts with any Intellectual Property Rights owned or used by any other Person. The Company has never infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Intellectual Property Right owned or used by any other Person. To the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Intellectual Property Right owned or used by any other Person infringes or conflicts with, any Intellectual Property Right owned or used by the Company.

The Company has not (i) licensed any of the Intellectual Property Rights owned by it to any Person on an exclusive basis; or (ii) entered into any covenant not to compete or other contract limiting its ability to exploit fully any of such Intellectual Property Rights.

There are no proceedings, and to the Company’s knowledge, no infringement, misappropriation, misuse, violation or other unauthorised use of any of the Intellectual Property Rights owned or licensed by the Company by any third-party. Except as set forth in Schedule 5(c)(vii)(z), none of the owned Intellectual Property Rights is the subject of any opposition, invalidation, revocation or cancellation proceeding or counterclaim or any other proceeding or counterclaim (whether actual or threatened in writing).

The Company has taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Intellectual Property Rights (except Intellectual

TxCell Sangamo Amendment to the TOA

Property Rights whose value would not be materially impaired by public disclosure) owned by it and otherwise to maintain and protect the value of all Intellectual Property Rights owned by or licensed to it.

(iix)	Data protection

The Company has not received any written notice or allegation from any data protection Governmental Entity (including CNIL) that the Company is in breach of any data protection applicable laws.

The Company complies in all material respects with the data protection applicable laws and corresponding requirements in any relevant jurisdiction related to its activities (and in particular compliance with the General Data Protection Regulation – General Data Protection Regulation (EU) 2016/679 of 27 April 2016), or alternatively, have implemented the necessary steps to ensure such compliance as soon as possible.

Notably with respect to all personal data collected, stored, used or maintained by or for the Company, the Company has taken all steps necessary to ensure that personal data are protected against accidental, unauthorized and/or unlawful destruction, loss, access, use, alteration, disclosure or other misuse in accordance with the data protection laws applicable to it, necessary steps being defined as the steps that would be taken for the same purpose by companies comparable in size to the Company as a whole and whose business is similarly dependent on information technology systems.

(ix)	Compliance with Law

The Company is, and at all times has been, in full compliance in all material respects with each law that is or was applicable to it or to the conduct or operation of its business, the maintenance of its books and records, or the ownership or use of any of its properties or assets.

No event has occurred or circumstance exists that (with or without notice or lapse of time, or both) (i) may constitute or result in a violation by the Company of, or the failure on the part of the Company to comply with, any applicable material law; or (ii) may give rise to the obligation on the part of the Company to undertake, or to bear all or any portion of the costs of, any remedial action.

The Company has never received any notice or other communication from any Governmental Entity or any other Person regarding (i) any actual or potential violation of, or failure to comply with, any applicable material law; or (ii) any actual or potential obligation on the part of the Company to undertake, or to bear all or any portion of the costs of, any remedial action.

The Company has never received written notice that it is currently under any investigation or inquiry with respect to any violation of any material law.

(x)	Governmental Authorizations

Except as set forth in Schedule 5(c)(x), the Company holds and has always held all Governmental Authorizations necessary to permit it to (x) lawfully conduct and operate its business in the manner in which it currently conducts and operates such business; and (y) own and use its properties and assets in the manner in which it currently own and use such properties and assets. Each Governmental Authorization held by the Company has been validly obtained and is in full force and effect (and shall remain valid and in full force and effect after the transactions contemplated herein). No such Governmental Authorization is conditional or

TxCell Sangamo Amendment to the TOA

limited in time except to the extent required by applicable law or as is customary under its specific circumstances. The Company is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization which it holds.

No event has occurred or circumstance exists that may (with or without notice or lapse of time, or both) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization held by the Company; or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization held by the Company.

The Company has never received any notice or other communication from any Governmental Entity or other Person regarding: (i) any actual or potential violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual, proposed or potential revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization.

All applications required to have been filed for the renewal of the Governmental Authorizations held by the Company have been duly filed on a timely basis with the appropriate governmental authorities, and all other filings or payments required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate governmental authorities.

(xi)	Material Contracts

Each material contract entered into by the Company is and will be in full force and effect and constitutes and will constitute a legally valid and binding agreement, enforceable in accordance with its terms, of the Company, unless terminated or expired prior to completion of the Block Transaction in accordance with its terms, provided that any such termination shall not result from a breach by the Company.

Except as disclosed in Schedule 5(c)(xi), there is no material contract entered into by the Company which contains (i) a change of control provision, (ii) an early termination provision nor (iii) a non-compete undertaking that would be triggered by the transactions contemplated herein.

There is no pending default under, or breach of, a material term of any contracts by the Company, and the Company has not received any written notice indicating that any other party is in default under, or intends to exercise any right to early terminate any contract (also as a result of the completion of the transactions contemplated herein). The Company is not subject to any non-compete, exclusivity or confidentiality undertaking which would limit or interfere with the conduct by the Company of its activities or with its business as presently conducted.

(xii)	Insurance

The insurance policies subscribed by the Company (the “Insurance Policies”) are valid, in full form or effect, enforceable and are not void or voidable. All premiums which are due under the Insurance Policies have been duly and timely paid. No notice of cancellation, termination, reduction of coverage or material premium increases with respect to any such Insurance Policy, nor any threat (made in writing) to any such action, was received by the Company.

No material claims have been brought under the Insurance Policies in the three (3) years prior to the date hereof. The Company has subscribed to and maintained effective all required insurances coverage as per the terms of the agreements entered into with their respective customers and suppliers.

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(xiii)	Employment matters

Schedule 5(c)(xiii)(x) contains a true, accurate and complete list of all the directors, managers and employees (salariés) of the Company as at August 31, 2018. Since that date, the Company has not hired any employee having an annual gross salary exceeding EUR 100,000. Other than those employees and except as set forth in Schedule 5(c)(xiii)(y) there are no other persons (including, without limitation, any consultants, external advisors, directors) who have, or may claim to have, any relationship with the Company that would qualify such persons as employees of the Company. In particular, the Company does not have any foreign employees.

Except as disclosed in Schedule 5(c)(xiii)(z), none of the managers, directors and employees of the Company has indicated in writing his intent to resign or to terminate his mandate or employment.

Except as disclosed in Schedule 5(c)(xiii)(x), since December 31, 2017, the Company has not:

•

paid or agreed to pay any bonuses or made or agreed to make any increase in the rate of wages, salaries or other remuneration of any of its directors, officers or employees other than in the ordinary course of business or as dictated by applicable law or the applicable collective bargaining agreements; or

•	changed its remuneration, hiring or termination policies or practices in any material respect.

There are no forms of compensation or other economic treatment due to any employee, any temporary workers, agency workers, directors, consultants, independent contractors, or other persons who have rendered services prior to December 31, 2017 other than those that were duly registered in the Financial Statements.

Except as disclosed in Schedule 5(c)(xiii)(x), the execution and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Block Transaction) shall not give rise to any obligation on the part of the Company to pay any bonus or grant any benefits to or to pay in advance or increase the amount due to any of their employees.

Except as disclosed in Schedule 5(c)(xiii)(x), there are no employment, severance or other similar contracts, arrangements or policies or any plans or arrangements providing for termination notice periods, termination benefits, insurance coverage, medical or health benefits, disability benefits, vacation benefits, retirement benefits, deferred compensation, profit sharing, bonuses, stock options or other forms of supplemental, complementary or incentive compensation or post-retirement benefits covering current or former directors, officers or employees of the Company which provide for any individual or collective terms and conditions beyond mandatory obligations under the applicable collective bargaining agreements or the requirements of applicable law (each, a “Compensation Arrangement”). The Company has paid or accrued as a liability on its books all amounts which are required to be paid or contributed by it in respect of each Compensation Arrangement.

The Company is, and at all times has been, in compliance in all material respects with all applicable laws relating to employment, employment practices and terms and conditions of employment and the terms of all applicable collective bargaining agreements, including,

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without limitation, (i) the payment of overtime and paid leave, (ii) the payment, when due, of all social security charges and other Taxes payable in respect of any salary, bonus, indemnity, benefit in kind, granting of shares or warrants or any other benefit or compensation paid or granted to their employees; (ii) the administration of all Compensation Arrangements and other incentive plans, and there are no claims or proceedings against the Company alleging or asserting otherwise. In particular, all filing to be made and payments due in respect of employees’ income tax, contributions to social security and any pensions have been properly deducted by the Company and (together with any employer’s contributions) have been fully and correctly paid to the appropriate Governmental Entity.

There is no dispute or proceeding involving the Company with any of its employees, directors or legal representatives or former employees, directors or legal representatives and no proceeding is threatened in writing against the Company. There is not, and during the five (5) years preceding the date of this Agreement there has not been, any collective dispute or action affecting the Company, nor has there been any claim or proceeding with respect to any breach of or any liability under safety, health and hygiene laws.

All non-compete provisions included in managers or key employees’ respective mandates or employment contracts are valid.

The Company has never been engaged in any mass layoff, or collective dismissal procedure as defined under applicable law since the one implemented on September 30, 2016.

(xiv)	Sufficiency of Assets

The Company owns, leases or has the right to use all of the properties and assets, and is a party to all licenses and other contracts, which are (i) reasonably necessary to enable the Company to conduct is business and operations in the manner in which such business and operations have been, are being and are contemplated to be conducted; and (ii) presently being used or held for use in connection with the business and operations of the Company.

(xv)	Accuracy of the Annual Report

As of the date of filing of the annual report of the Company (i.e. April 25, 2018), the information contained in such annual report is true and accurate and does not contain any omission that could affect its scope or render it inaccurate or misleading including in relation to the conditions, earning, skills, assets, perspectives or business of the Company.”

4.	INSERTION OF A NEW PARAGRAH (D) TO ARTICLE 5

In furtherance of the foregoing, the Parties agree to add a new paragraph (d) to Article 5 of the Agreement in order to provide for the modalities and limitations of liability applicable to any claim made by Purchaser for any inaccuracy or violation of any Additional Representations and Warranties.

“(d) Indemnification and limitations on liability of the Company in connection with the representations and warranties granted by the Company

(i)	Payment obligations of the Company

The Company shall pay to the Purchaser as an indemnification the amount of any Losses suffered or incurred by the Purchaser or the Company arising or resulting from or in connection with any breach or inaccuracy of any representation or warranty or covenant made by the Company in this Agreement or in any certificate or document delivered by the Company pursuant to this Agreement.

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All representations and warranties contained in this Agreement shall survive completion of the transactions contemplated herein. The right to indemnification and payment of Losses or any other remedy based on such representations and warranties shall not be affected by any investigation conducted (or failure to investigate) with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the signature of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty.

(ii)	Limitations on Company’s liability

(a)	The Company shall not be liable in respect of any single claim for Losses unless:

1.

the amount of Losses in respect of which the Purchaser is entitled to receive an indemnification as a result of any single claim shall exceed € 10,000 (the “Individual Threshold Amount”) (it being understood that if the amount of such Losses shall exceed the Individual Threshold Amount, the Company’s repayment obligation shall extend to the entire amount of such Losses, including the amount up to the Individual Threshold Amount, subject, however to paragraph 2. below), and

2.

the cumulative and aggregate amount of all Losses in respect of which the Company is obligated to indemnify the Purchaser under the preceding paragraph 1. shall exceed € 50,000 (the “Aggregate Threshold Amount”) (it being understood that if the amount of such Losses shall exceed the Aggregate Threshold Amount, the Company’s repayment obligation shall extend to the entire amount of such Losses, including the amount up to the Aggregate Threshold Amount).

(b)	The Company’s liability under the Additional Representations and Warranties shall in any event be limited to one hundred thousand euro (€100,000) (the “Cap of Liability”).

(c)

The Parties acknowledge and agree that the limitations set out in Article 5(d)(ii)(a) and (b) only apply to any claim in connection with any Additional Representations and Warranties and shall in no case be deemed to apply to a claim for indemnification pursuant to Article 4 or Article 5(a) and (b) of this Agreement. The Parties hereby acknowledge that the liability of the Company in case of breach or inaccuracy of any representations and warranties or covenant hereunder other than Additional Representations and Warranties shall not be capped, however the Purchaser shall first seek an indemnification from the W&I Insurance to the extent possible.

(d)

The Parties acknowledge and agree that, should the Loss of the Purchaser or the Company in connection with a claim for indemnification pursuant to Articles 5(c) (other than, for the avoidance of doubt, any liability of the Company under Article 5(a) and (b) of this Agreement) be in excess of the Cap of Liability, the Purchaser’s sole recourse shall be recovery under the W&I Insurance and the W&I Insurer shall have no recourse against the Company unless in case of fraud or wilful misconduct (fraude ou dol). In addition, the Parties acknowledge and agree that the W&I Insurance shall expressly provide that the W&I Insurer irrevocably and definitely waives any of its rights to subrogation recourse (recours subrogatoire) against the Company in respect of any Loss suffered by the Purchaser or the Company.

TxCell Sangamo Amendment to the TOA

(e)	The Company shall not be liable in respect of any claim under this Agreement unless notice of such claim is served in writing by the Purchaser to the Company prior to the date which is:

1.

thirty (30) Business Days after the expiry of the applicable statute of limitations set forth under applicable laws in the case of a claim arising out of or in connection with Articles 5(a) or ( b) or Article 5(c)(iv) (Tax); or

2.	the expiry of a period of thirty-six (36) months as from the date hereof with respect to a breach of any other Additionnal Representation and Warranty,

(respectively, in respect of a claim, the “Expiry Date”), it being further agreed that, in the event where a claim is made against the Company before the relevant Expiry Date, such claim shall be deemed withdrawn if no judicial proceedings in respect of such claim have been commenced within a period of twelve (12) months following the Expiry Date, it being understood, however, that in respect of any contingent liability as set forth under Article 5(d)(ii)(g), such twelve (12)month period shall start on the date on which such contingent liability becomes a due and payable liability.

(f)

In calculating the amount of a Loss which may be due and payable by the Company as a result of any claim brought by the Purchaser pursuant to this Agreement, there shall be deducted (i) the amount of any tax savings or benefit (including any tax reduction, credit, or loss carry-back or carry-forward) corresponding to such Loss and actually paid to or received by the Purchaser or any of its Affiliates at the time of the relevant claim, and (ii) the amount of any indemnification or other recoveries (including insurance proceeds) actually received by the Purchaser or the Company from any third party for such Loss.

(g)

If any claim arises by reason of a Loss which is a contingent liability when the claim is notified to the Company, the Company shall not be obligated to make any payment to the Purchaser until the contingent liability ceases to be contingent and becomes due and payable to the relevant third party as a result of a final non- appealable judgment of a court of competent jurisdiction, a final non-appealable decision of an arbitral tribunal or a binding settlement or other agreement among the relevant parties entered into in accordance with the terms of this Agreement.

(h)

The Parties shall use their respective commercially reasonable endeavors to mitigate any Losses resulting from or arising out of any matters giving rise to a claim for indemnification under this Article 5(d), including prosecuting diligently and in good faith any claim that it may have to receive indemnification or any other recovery (including insurance proceeds) from any third party. For the avoidance of doubt, the Parties agree that such undertaking cannot be a condition to the indemnification of the Purchaser.

(iii)	Conduct of Third Party Claims

(a)

If, after the date hereof, the Company becomes aware of any claim by a Third Party (a “Third Party Claim”) which is likely to result in a claim, the Company shall promptly give notice of the Third Party Claim to the Purchaser.

(b)

With respect to any Third Party Claim, the Purchaser may notify the Company of its decision to participate in the defense of the Company’s interests. In the event that the Purchaser gives notice of its intent to participate in the defence of a Third Party Claim, the Company shall take into account any and all comments, advice and instructions provided by Purchaser.

(c)

The Company shall provide the Purchaser with all information and documentation concerning the Company and such Third Party Claim that the Purchaser may request. In addition, the Purchaser shall have the right to attend or participate to any and all meeting in relation thereto.

TxCell Sangamo Amendment to the TOA

(d)	The Company shall keep the Purchaser duly and promptly informed of any development of the Third Party Claim.

(e)

From and after the delivery of a Third Party Claim notice hereunder, at the request of the Purchaser, the Company shall grant to the Purchaser and its representatives (including professional advisors) full access to the documents and management of the Company.”

5. MISCELLANEOUS

5.1	No prejudice

This Amendment shall not affect or in any way prejudice the validity of any provisions of the Agreement or any rights or obligations of the Parties pursuant thereto unless explicitly set out and agreed upon in this Amendment. Except as amended pursuant to this Amendment, the Agreement remains unchanged, in full force and effect and binding upon the Parties.

5.2	Entry into force

This Amendment shall be effective as of the date hereof and be an integral and inseparable part of the Agreement.

5.3	Governing law and Jurisdiction

Article 9.8 (Governing Law and Jurisdiction) of the Agreement shall be applicable to this Amendment mutatis mutandis.

[Signature pages to follow]

TxCell Sangamo Amendment to the TOA

/s/ Stéphane Boissel
for and on behalf of TxCell
Represented by: represented by Mr. Stéphane Boissel

TxCell Sangamo Amendment to the TOA

/s/ Heather Turner
for and on behalf of Sangamo Therapeutics, Inc.
Represented by: Heather Turner

TxCell Sangamo Amendment to the TOA

Schedule 5(c)(iv)

Subsidies

TxCell Sangamo Amendment to the TOA

Schedule 5(c)(vii)(x)

Third Party Rights – Co-owned Intellectual Property Rights

TxCell Sangamo Amendment to the TOA

Schedule 5(c)(vii)(y)

Rights of Employees

TxCell Sangamo Amendment to the TOA

Schedule 5(c)(vii)(z)

Opposition

TxCell Sangamo Amendment to the TOA

Schedule 5(c)(x)

Governmental Authorization

TxCell Sangamo Amendment to the TOA

Schedule 5(c)(xi)

Material Contracts

TxCell Sangamo Amendment to the TOA

Schedule 5(c)(xiii)(x) – List of employees as at August 31, 2018

TxCell Sangamo Amendment to the TOA

Schedule 5(c)(xiii)(y)

Claims or Potential Claims

TxCell Sangamo Amendment to the TOA

Schedule 5(c)(xiii)(z)

Resignations